Exhibit (a)(44)

SWX Strategic Alternatives Process FAQ

1.	Who is running this process?

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The Southwest Gas Board formed a dedicated Strategic Transactions Committee composed of independent directors, Anne Mariucci, Carlos Ruisanchez and Jane Lewis-Raymond, to lead the process to maximize value for all Southwest Gas stockholders.

•	The Strategic Transactions Committee has extensive capital markets and M&A experience, and together with its broad and deep regulatory expertise and experience, is the right team to lead the process.

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For example, Jane Lewis-Raymond served in a prominent executive leadership role during the sale of Piedmont Natural Gas Company Inc., one of the most successful sale transactions in the gas utility industry.

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The Strategic Transactions Committee recently hired its own financial advisor, Moelis & Company LLC, to advise the Strategic Transactions Committee and work with the Company’s lead financial advisor, Lazard, to run a thorough auction process.

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Importantly, the process is structured to ensure that all interested parties have an opportunity to make a proposal for the whole company, Southwest Gas Corporation, Centuri Group, Inc., MountainWest Pipelines Holding Company or any combination thereof.

2.	How long are you expecting this process to take?

•	The timeline will be typical for a competitive, expeditious auction process.

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We are working as expeditiously as possible to provide all interested and credible parties access to confidential information to allow them to make competitive proposals for the whole company as well as its individual businesses.

3.	What parties are you contacting as part of the process?

•	We expect to engage in discussions with a broad range of potential strategic and financial buyers for all or part of the Company.

•	Our financial advisors have already begun making outbound calls.

•	We are advancing the review expeditiously and are reaching out to potential bidders. Our invitation for Mr. Icahn to participate in the process remains open.

•	We believe there are a number of large strategic and financial buyers that are likely to participate in the process, and we have created a process that will maximize competitive tension and value.

4.	Who submitted the indication of interest that was well in excess of Mr. Icahn’s Tender Offer price of $82.50 per share? Who are the other bidders, at this time?

•	We are going to be as transparent as possible without compromising the process and its outcome.

•	The written proposal came from an interested party with the financial resources and access to sufficient capital to complete an acquisition of the whole company.

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In order to obtain the maximum value for stockholders, we must keep the identity of the potential buyers and the prices offered confidential. This is the best approach to ensure a successful auction process.

•	Disclosing the prices contained in proposals while the process is ongoing removes the competitive dynamic between bidders and could inhibit the maximization of value for stockholders.

•	In addition, if potential buyers know their identities or bids will not be held in confidence, they may choose not to participate in the process.

•	Potential buyers expect us to maintain their confidentiality.

5.	When was the written proposal received by the Company?

•	The written proposal was received on April 10, 2022.

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Once we received the written proposal to acquire the whole company, our legal and financial advisors engaged in follow-up discussions with the potential acquirer over the next several days to clarify certain elements of the proposal.

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Following these discussions, the Board concluded that, in light of the credibility of the party and the price proposed, commencing a formal process to review strategic alternatives would be in the best interest of all our stockholders. The Company announced this on the morning of April 18, 2022.

6.	Have you received any additional inbound interest?

•	Yes. We received multiple inbound interests already.

•	Additionally, our financial advisors, at the direction of the Strategic Transactions Committee, are making outbound calls to ensure it is a robust process.

•	We believe there will be significant interest in Southwest Gas and its businesses.

7.	Can you tell us more about how this process will unfold?

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Our financial advisors are making outbound calls to potential interested parties and we expect to engage with a broad range of potential buyers to ensure our process results in the best possible outcome for all our stockholders.

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We are sending out process letters containing process details, providing confidential information and facilitating due diligence. Parties will need some time to conduct their preliminary due diligence, after which we expect to receive non-binding proposals.

•	From there we will analyze the proposals and determine which alternative will create the most value for stockholders taking into account important considerations, including tax consequences.

•	Following such analysis, the Strategic Transactions Committee will make a determination and will work to achieve the desired strategy as quickly as possible.

•	We will also continue to consider the previously announced spin-off of Centuri as compared to proposals we receive, and identify the option that maximizes value for all our stockholders.

How to Find Further Information

This communication does not constitute a solicitation of any vote or approval in connection with the 2022 annual meeting of stockholders of Southwest Gas Holdings, Inc. (the “Company”) (the “Annual Meeting”), scheduled to be held on May 12, 2022. In connection with the Annual Meeting, the Company has filed a definitive proxy statement with the U.S. Securities and Exchange Commission (“SEC”), which the Company has furnished to its stockholders in connection with the Annual Meeting. The Company may furnish additional materials in connection with the Annual Meeting. BEFORE MAKING ANY VOTING DECISION, WE URGE STOCKHOLDERS TO READ THE PROXY STATEMENT (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) AND WHITE PROXY CARD AND OTHER DOCUMENTS WHEN SUCH INFORMATION IS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE ANNUAL MEETING. The proposals for the Annual Meeting are being made solely through the definitive proxy statement. In addition, a copy of the definitive proxy statement may be obtained free of charge from www.swgasholdings.com/proxymaterials. Security holders also may obtain, free of charge, copies of the proxy statement and any other documents filed by Company with the SEC in connection with the Annual Meeting at the SEC’s website at http://www.sec.gov, and at the Company’s website at www.swgasholdings.com.

Important Information for Investors and Stockholders: This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. In response to the tender offer for the shares of the Company commenced by IEP Utility Holdings LLC and Icahn Enterprises Holdings L.P., the Company has filed a solicitation/recommendation statement on Schedule 14D-9 with the SEC. INVESTORS AND STOCKHOLDERS OF SOUTHWEST GAS HOLDINGS ARE URGED TO READ THE SOLICITATION/RECOMMENDATION STATEMENT AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and stockholders may obtain a free copy of these documents free of charge at the SEC’s website at www.sec.gov, and at the Company’s website at www.swgasholdings.com. In addition, copies of these materials may be requested from the Company’s information agent, Innisfree M&A Incorporated, toll-free at (877) 825-8621.

Forward-Looking Statements: This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include, without limitation, statements regarding Southwest Gas Holdings, Inc. (the “Company”) and the Company’s expectations or intentions regarding the future. These forward-looking statements can often be identified by the use of words such as “will”, “predict”, “continue”, “forecast”, “expect”, “believe”, “anticipate”, “outlook”, “could”, “target”, “project”, “intend”, “plan”, “seek”, “estimate”, “should”, “may” and “assume”, as well as variations of such words and similar expressions referring to the future, and include (without limitation) statements regarding expectations with respect to a separation of Centuri, the future performance of Centuri, Southwest Gas’s dividend ratios and Southwest Gas’s future performance. A number of important factors affecting the business and financial results of the Company could cause actual results to differ materially from those stated in the forward-looking statements. These factors include, but are not limited to, the timing and amount of rate relief, changes in rate design, customer growth rates, the effects of regulation/deregulation, tax reform and related regulatory decisions, the impacts of construction activity at Centuri, whether we will separate Centuri within the anticipated timeframe and the impact to our results of operations and financial position from the separation, the potential for, and the impact of, a credit rating downgrade, the costs to integrate MountainWest, future earnings trends, inflation, sufficiency of labor markets and similar resources, seasonal patterns, the cost and management attention of ongoing litigation that the Company is currently engaged in, the effects of the pending tender offer and proxy contest brought by Carl Icahn and his affiliates, and the impacts of stock market volatility. In addition, the Company can provide no assurance that its discussions about future operating margin, operating income, COLI earnings, interest expense, and capital expenditures of the natural gas distribution segment will occur. Likewise, the Company can provide no assurance that discussions regarding utility infrastructure services segment revenues, EBITDA as a percentage of revenue, and interest expense will transpire, nor assurance regarding acquisitions or their impacts, including management’s plans or expectations related thereto, including with regard to Riggs Distler or MountainWest. Factors that could cause actual results to differ also include (without limitation) those discussed under the heading “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and in the Company’s and Southwest Gas Corporation’s current and periodic reports, including our Quarterly Reports on Form 10-Q, filed from time to time with the SEC. The statements in this press release are made as of the date of this press release, even if subsequently made available by the Company on its Web site or otherwise. The Company does not assume any obligation to update the forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future developments, or otherwise.

Participants in the Solicitation: The directors and officers of the Company may be deemed to be participants in the solicitation of proxies in connection with the Annual Meeting. Information regarding the Company’s directors and officers and their respective interests in the Company by security holdings or otherwise is available in its most recent Annual Report on Form 10-K filed with the SEC and the definitive Proxy Statement on Schedule 14A filed with the SEC in connection with the Annual Meeting. Additional information regarding the interests of such potential participants is included in other relevant materials filed with the SEC.